Exhibit 99.1

Verso Paper Reports First Quarter 2008 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--Verso Paper Holdings LLC (“Verso Paper”) today reported its results for first quarter 2008.

Highlights for the first quarter ended March 31, 2008, include:

  Revenues of $453.9 million in first quarter 2008 compared to $359.8 million during the prior-year period.
  Operating income of $30.6 million in first quarter 2008 versus an operating loss of ($2.3) million in the prior-year period.
  Net income of $4.0 million for the quarter versus a net loss of ($29.9) million in the prior-year period.
  Adjusted EBITDA of $64.6 million for the first quarter of 2008, compared to Adjusted EBITDA of $33.1 million during first quarter 2007. (Note: Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to net income later in this release).

“Our first quarter 2008 results reflect significant improvement compared to first quarter 2007 as net sales increased over 26% driven by the favorable pricing environment and higher volumes. Our average paper prices have steadily increased since second quarter 2007, and we expect this trend to continue in 2008 as operating rates remain high due to industry consolidation, capacity closures and lower imports. While demand decreased compared to fourth quarter due to expected seasonal trends, volumes were significantly higher year over year,” said Mike Jackson, President and CEO of Verso Paper.

“During the quarter, in addition to improved volumes and sales prices, our operations ran efficiently and generated cost improvements compared to last year; however, input prices for our key direct expenses increased. Additionally, our SG&A was maintained at efficient levels, approximately 3% of sales, and our gross margin improved to 17.3% versus 12.1% in the first quarter of 2007.”

Results of Operations – Comparison of First Quarter 2008 to First Quarter 2007 Summary Results

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(In thousands of U.S. dollars)	2008	2007
Net sales	$453,907	$359,806

Costs and expenses:
Cost of products sold - exclusive of depreciation and amortization	375,378	316,351
Depreciation and amortization	32,137	29,595
Selling, general and administrative expenses	14,103	10,906
Restructuring and other charges	1,718	5,273
Operating income (loss)	30,571	(2,319)

Interest income	(191)	(921)
Interest expense	26,720	28,532

Net income (loss)	$4,042	$(29,930)

Net sales for first quarter 2008 increased 26% to $453.9 million from $359.8 million in first quarter 2007. The improvement was the result of an 11.8% increase in sales volume coupled with a 12.8% increase in average sales prices for first quarter 2008 compared to the same period in 2007.

Net sales for our coated and supercalendered papers segment increased to $404.9 million in first quarter 2008 from $314.8 million in first quarter 2007. The increase reflects a 14.8% increase in paper volumes and a 12.0% increase in average paper sales prices for first quarter 2008 compared to first quarter 2007.

Net sales for our market pulp segment were $39.1 million for first quarter 2008 compared to $36.0 million for the same period in 2007. This increase was due to an 11.2% increase in average sales prices compared to first quarter 2007. Partially offsetting this increase was a 2.5% decline in volume as internal consumption increased.

Net sales for our other segment were $9.9 million for first quarter 2008 compared to $9.0 million for first quarter 2007. The improvement in first quarter 2008 reflects an 11.0% increase in average sales prices, partially offset by a 1.2% decrease in sales volume compared to first quarter 2007.

Cost of sales increased 17.8% to $407.6 million in first quarter 2008 compared to $345.9 million for the same period in 2007, primarily driven by higher sales volume. Our gross margin, excluding depreciation and amortization, was 17.3% for first quarter 2008, compared to 12.1% for first quarter 2007. This increase reflects the increase in average sales prices during first quarter 2008. Depreciation and amortization expense was $32.2 million in first quarter 2008 compared to $29.6 million in 2007.

Reconciliation of Net Income to Adjusted EBITDA

Certain covenants contained in the credit agreement governing our senior secured credit facilities and the indentures governing our outstanding notes (i) require the maintenance of a net first lien secured debt to Adjusted EBITDA (as defined below) ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges (as defined below) and net senior secured debt to Adjusted EBITDA ratios. The most restrictive of these covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0 : 1.0. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

Fixed Charges, or cash interest expense, represents interest expense excluding the amortization or write-off of deferred financing costs. EBITDA consists of earnings before interest, taxes depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate our compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures and working capital requirements. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months	Year	Three Months	Twelve Months
	Ended	Ended	Ended	Ended
	March 31,	December 31,	March 31,	March 31,
(in millions of U.S. dollars)	2007	2007	2008	2008
Net income (loss)	$(29.9)	($81.3)	$4.0	$(47.4)
Interest expense, net	27.6	112.4	26.5	111.3
Depreciation and amortization	29.6	123.1	32.2	125.7
EBITDA	$27.3	$154.2	$62.7	$189.6
Adjustments to EBITDA
Restructuring, severance and other(1)	5.3	19.4	1.7	15.8
Non-cash compensation / benefits(2)	0.4	0.6	0.1	0.3
Other items, net(3)	0.1	8.0	0.1	8.0
Adjusted EBITDA	$33.1	$182.2	$64.6	$213.7

Pro forma cash interest expense, net(4)				$107.8
Adjusted EBITDA to cash interest expense				2.0

(1)	Includes restructuring and severance as per our financial statements. Restructuring includes transition and other non-recurring costs associated with the Acquisition.
(2)	Represents amortization of certain one-time benefit payments.
(3)

Represents earnings adjustments for legal and consulting fees, and other miscellaneous non-recurring items; including adjustments for incremental costs incurred on a stand-alone basis subsequent to the Acquisition.

(4)	Cash interest expense represents interest expense related to the debt, excluding amortization of debt issuance costs.

NOTE:

To construct financials for the twelve months ended March 31, 2008, amounts have been calculated by subtracting the data for the three months ended March 31, 2007, from the data for the year ended December 31, 2007, and then adding the three months ended March 31, 2008.

Forward Looking Statements

Certain statements in this press release, including without limitation, statements made under the caption “About Verso Paper” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Verso Paper Holdings LLC (which may be referred to as “Verso,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters.

About Verso Paper

Based in Memphis, Tennessee, Verso Paper is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on our Web site at www.versopaper.com.

Conference Call

Verso Paper will host a conference call on Thursday, May 15, 2008, at 10:00 a.m. Eastern Time to discuss first quarter results. This release and the first quarter results will be made available on the Verso Paper website (www.versopaper.com).

Analysts and investors may participate in the live conference call by dialing 866-761-0748 (toll free domestic) or 617-614-2706 (international), access code 30987001. To register, please dial in 10 minutes before the conference call begins.

A replay of the call can be accessed at 888-286-8010 (toll free domestic) or 617-801-6888 (international), access code 68809132. The replay will be available starting at 12:00 p.m. (EDT) on May 15, 2008, and will remain available until noon (EDT) on May 29, 2008.

CONTACT:
Verso Paper Holdings LLC
Robert P. Mundy, 901-369-4185
Senior Vice President & Chief Financial Officer
robert.mundy@versopaper.com